EXHIBIT 99

First Interstate BancSystem Across Montana and Wyoming

To our shareholders,

First Interstate BancSystem reported first quarter 2005 net income of $11,959,000, or $1.48 per diluted share, compared to $9,718,000 or $1.22 per diluted share in first quarter 2004. Earnings are slightly less than fourth quarter 2004, however, they are the highest first quarter earnings reported in Company history. Return on average equity (ROAE) was 15.53% in first quarter 2005 compared to 14.16% last year, return on average assets (ROAA) was 1.17% versus 1.01%, and efficiency ratio was 64.67% versus 67.16%.

Net interest income of $39,333,000 in first quarter 2005 was $2,850,000 more than first quarter 2004. The net interest margin of 4.39% decreased 1 basis point from the same period last year. Compared to fourth quarter 2004, the net interest margin increased 9 basis points. First quarter 2005 average loans grew $182,206,000, or 7%, while quarterly average deposits grew $143,810,000, or 5%, over the same period last year. Improved credit quality also contributed to the earnings growth in first quarter 2005. The provision for loan loss of $1,625,000 was $793,000, or 33%, lower than first quarter 2004.

Noninterest income of $16,949,000 was $467,000 or 3% higher than first quarter 2004. Income from the origination and sale of residential real estate loans increased $56,000, or 3%, more than first quarter 2004. Additional components of the increase year over year were technology services revenue, debit card income and insurance commission increases of $446,000, $299,000 and $162,000, respectively. Partially offsetting the income increases, a $692,000 loss on the sale of securities was recorded in first quarter 2005. Approximately $46,000,000 of U.S. agency securities were sold and replaced with higher yielding securities which should enhance future portfolio yields.

Noninterest expense was $827,000, or 2%, higher than the comparable quarter in 2004. The increase compared to first quarter 2004 can be attributed to increases in salary and benefits of $1,338,000 and furniture, equipment and occupancy of $1,065,000. In first quarter 2005, we also recorded a $463,000 mortgage servicing impairment reversal compared to a $1,029,000 impairment expense for the first quarter of 2004. Without the effect of mortgage servicing impairment, noninterest expense would have been $2,319,000, or 6.7% higher than last year.

During first quarter 2005, we announced our intent to discontinue operation of our banking facilities at Wal-Mart locations. A loss of $366,000 was recorded relating to costs associated with physically removing operations from the Wal-Mart facilities. The decision to exit the Wal-Mart locations was strategic and is expected to better serve our Company, and you as shareholders, in the future.

On April 8, 2005, the Company paid a $.48 dividend per common share.

First quarter 2005 saw continued growth of our core business and improving financial results. In order to meet the challenging future, our employees, directors and officers need to continue their dedication to improving efficiency and serving our customers.

Lyle R. Knight	Terrill R. Moore
President	Chief Financial Officer
Chief Executive Officer

Financial Highlights
Three Months Ended March 31

(unaudited)	2005	2004	% Change

(in thousands, except per share data)
OPERATING RESULTS
Net income	$11,959	$9,718	23.1%
Diluted earnings per share	1.48	1.22	21.3%
Dividends per share	0.48	0.34	41.2%

PERIOD END BALANCES
Assets	4,201,211	3,883,535	8.2%
Loans	2,769,056	2,568,944	7.8%
Investment Securities	834,941	807,011	3.5%
Deposits	3,272,388	3,137,336	4.3%
Common Stockholders’ Equity	310,951	283,971	9.5%
Common Shares Outstanding	7,980	7,897	1.1%

QUARTERLY AVERAGES
Assets	4,160,025	3,851,059	8.0%
Loans	2,740,492	2,558,286	7.1%
Investment Securities	859,152	798,187	7.6%
Deposits	3,250,507	3,106,697	4.6%
Common Stockholders’ Equity	312,227	276,100	13.1%
Common Shares Outstanding	7,970	7,908	0.8%

First Quarter 2005

First Quarter 2005

Condensed Consolidated Statements of Income

	Three Months Ended
	March 31
(unaudited)	2005	2004

(in thousands, except per share data)

Total interest income	$51,967	$46,567
Total interest expense	12,634	10,084

Net interest income	39,333	36,483

Provision for loan losses	1,625	2,418

Net interest income after provision for loan losses	37,708	34,065
Noninterest income	16,949	16,482
Noninterest expense	36,396	35,569

Income before taxes	18,261	14,978
Income taxes	6,302	5,260

Net income	$11,959	$9,718

COMMON SHARE DATA:
Diluted EPS	1.48	1.22
Dividends	.48	.34
Book value	39.02	35.96
Tangible book value	34.33	31.20
Appraised value	*	52.50
*Currently not available, $63.00 as of December 31, 2004

Selected Ratios

	Three Months Ended
	March 31
(unaudited)	2005	2004

PERFORMANCE
Return on avg common equity	15.53%	14.16%
Return on avg common equity excl. market adj of securities	15.43%	14.07%
Return on avg assets	1.17%	1.01%
Net interest margin, FTE	4.39%	4.40%
Efficiency ratio	64.67%	67.16%

CREDIT QUALITY (Period End)
Annualized provision for loan losses to average loans	0.24%	0.38%
Annualized net charge offs to average loans	0.16%	0.21%
Allowance for loan losses to loans	1.54%	1.56%
Allowance for loan losses to non-accruing loans	263.51%	155.24%

CAPITAL ADEQUACY & LIQUIDITY
Leverage capital ratio	7.67%	7.30%
Avg loans to avg deposits	84.31%	82.35%

It’s our home too

Condensed Consolidated Balance Sheet

	March 31
(unaudited)	2005	2004

(In thousands)

ASSETS
Cash and due from banks	$184,559	$204,541
Federal funds sold	121,890	58,140
Interest bearing deposits	31,158	325
Investment securities	834,941	807,011
Loans	2,769,056	2,568,944
Less: allowance for loan losses	42,660	39,998

Net loans	2,726,396	2,528,946
Premises & equipment, net	119,181	116,314
Accrued interest receivable	22,109	19,112
Goodwill and core deposit intangibles	39,354	40,780
Mortgage servicing rights	18,275	14,164
Company owned life insurance	61,066	52,611
Other assets	42,282	41,591

Total Assets	$4,201,211	$3,883,535

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$3,272,388	$3,137,336
Securities sold under repurchase agreements	478,448	336,043
Other liabilities	34,142	30,689
Other borrowed funds	4,001	7,399
Long-term debt	60,043	46,859
Subordinated debenture	41,238	41,238

Total Liabilities	3,890,260	3,599,564
Common stockholders’ equity	310,951	283,971

Total Liabilities and Stockholders’ Equity	$4,201,211	$3,883,535

First Interstate BancSystem

P.O. Box 30918 • Billings, Montana 59116 • (406) 255-5390
www.firstinterstatebank.com